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                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

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                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                     MERIDIAN POINT REALTY TRUST VIII CO.
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               (Name of Registrant as Specified In Its Charter)

                                R.R. DONNELLEY
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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:



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                   MERIDIAN POINT REALTY TRUST VIII COMPANY

                                                                    June 4, 1997

Dear Shareholder:

          .    WE BELIEVE TURKEY VULTURE WANTS TO PROFIT AT YOUR EXPENSE

          .    TURKEY VULTURE ONLY RECENTLY ACQUIRED SHARES

          .    TURKEY VULTURE WOULD SLOW PRESENT GROWTH EFFORTS

     You may have recently been contacted by a group of people calling themselves The Committee For A Greater Meridian Point VIII ("Committee") who indicate that they wish to become directors of Meridian Point Realty Trust
VIII Company. One of the principal members of this group is Richard M. Osborne who controls an entity called Turkey Vultures Fund XIII, Ltd. (Turkey Vulture). According to documents recently filed, Turkey Vulture has acquired 142,700 shares of the Company's stock within the last few months. Another member of the Committee who owns stock similarly purchased his shares only recently.

                   MERIDIAN POINT REALTY TRUST VIII COMPANY
                            STOCK PRICE PERFORMANCE

                       [PERFORMANCE GRAPH APPEARS HERE]


Measurement Period         Preferred       Common       S&P 500
(Fiscal Year Covered)        Stock          Stock        Index
--------------------       ----------     ----------    -------
Dec-1995                     $4 1/2         $7 3/4       $607
Jun-1997                     $1 3/8         $3 3/8       $848

                   TIS FINANCIAL SERVICES MANAGEMENT PERIOD

     Turkey Vulture is attempting to obtain your votes by dragging up ancient history that is not relevant to the present Board of Directors or the Company's current external manager. We believe that the facts speak for themselves:

     . Six of your seven directors joined the board in the fall of 1993 -- shortly thereafter they were able to reinstate dividends to all shareholders which had been suspended by the previous Board. One Board member joined in December 1995. The Nominating Committee has proposed a new director for election who brings considerable additional real estate experience to the Company.

     . TIS Financial Services became the Company's manager on December 31, 1995 when the preferred stock price was $4 1/2 and the common was $1 3/8. Recently, the preferred and common have traded at $7 3/4 and $3 3/8 respectively. (Please review the above chart).

     . After the Company's previous management reported losses in each of the preceding six years, the Company reported net income of $1,352,171 in 1996.

     . A recently completed analysis by Duff & Phelps determined that a reasonable liquidation value for the Company in 1998 is anticipated to be in excess of $65 million if accomplished according to current projections which would then represent $10 per preferred share and a substantial return to the common shareholders. Using Turkey Vulture's numbers, this means your current Board has almost tripled the value of the Company during their term.

     . Management has worked extensively on a two-pronged approach to increase shareholder value -- (1) improvement of operating performance for each of the properties, and (2) evaluation of strategic alternatives which may lead to significant growth for the Company.

     . Since the shareholders approved a ByLaw change in June of 1996 allowing reinvestment of sale proceeds, repositioning of the portfolio has begun with the recently announced sale of two non-strategic properties, several new acquisitions and the expansion of another facility.

  Turkey Vulture comments that the present Directors and executive officers have shown little faith in the Company as evidenced by their level of share ownership. Rest assured that your Board of Directors has a very strong belief in the Company. You should be aware that during most of their tenure, the Directors and current executive officers have been advised by Counsel that they could not acquire shares because of the significant amount of inside information they possessed in connection with their efforts to pursue new strategic alternatives.

  The important point to remember is that your Board of Directors and management are in the process of implementing a plan to increase shareholder value. All you will hear from Turkey Vulture are empty promises to come in and evaluate the real estate investments with a view toward improving the performance of the existing portfolio. At best, this would delay the progress that is already underway. At worst, this is nothing more than a meaningless platitude.

  Turkey Vulture states that it plans to elect a new President and CEO. Please be assured that several current Board Members have met with or interviewed this proposed CEO and have determined that he is not qualified to run this Company.

  Turkey Vulture states that its nominees are committed to achieving attractive returns for all holders. However, Turkey Vulture has a history of benefiting itself at the expense of other shareholders through, among other things, the vehicle of proxy battles for Boards of Directors. We believe that Turkey Vulture will attempt to benefit itself at the expense of you and other shareholders.

  Your Board of Directors and management have begun a plan to increase shareholder value which includes the interests of all shareholders --preferred and common. The Committee has no such interests. We, therefore, urge you to vote in favor of the slate of directors proposed by the Company by signing and dating the enclosed WHITE proxy card. By doing so, you will be protecting your investment against Turkey Vulture.


                      NO MATTER HOW MANY SHARES YOU HOLD,
                        YOUR VOTE IS IMPORTANT. PLEASE
                  RETURN THE ENCLOSED WHITE PROXY CARD TODAY.


Sincerely,

/s/ S. Michael Lucash

S. Michael Lucash
Chairman of the Board



IF YOU HAVE ALREADY SENT IN A BLUE PROXY CARD, YOUR RETURN OF A LATER DATED WHITE PROXY CARD WILL CANCEL THAT VOTE.